                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*

                                NRG ENERGY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    629377508
                                    ---------
                                 (CUSIP Number)


                                December 15, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------                                            ------------------------------------------
CUSIP No. 629377508                                             13G                     Page  2           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY           0
        OWNED
          BY          ----- ------------------------------------------------------------------------------------------------------
         EACH            6  SHARED VOTING POWER
      REPORTING
        PERSON              5,855,185 (including 2,000 shares issuable upon
         WITH               exercise of options and 200,000 shares issuable upon
                            exercise of 4% Convertible Perpetual Preferred
                            Stock) (see Item 4)
                      ----- ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0

                      ----- ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER
                            5,855,185 (including 2,000 shares issuable upon
                            exercise of options and 200,000 shares issuable upon
                            exercise of 4% Convertible Perpetual Preferred
                            Stock) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,855,185 (including 2,000 shares issuable upon exercise of options and 200,000 shares issuable upon exercise of 4% Convertible Perpetual
           Preferred Stock) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.7% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 629377508                                             13G                     Page  3           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY          ------ ------------------------------------------------------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING             5,855,185 (including 2,000 shares issuable upon
       PERSON               exercise of options and 200,000 shares issuable upon
        WITH                exercise of 4% Convertible Perpetual Preferred
                            Stock) (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0

                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER
                            5,855,185 (including 2,000 shares issuable upon
                            exercise of options and 200,000 shares issuable upon
                            exercise of 4% Convertible Perpetual Preferred
                            Stock) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,855,185 (including 2,000 shares issuable upon exercise of options and 200,000 shares issuable upon exercise of 4% Convertible Perpetual
           Preferred Stock) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.7% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 629377508                                             13G                     Page  4           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Associates, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY          ------ ------------------------------------------------------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               5,461,575 (including 2,000 shares issuable upon exercise of options) (see Item 4)
        WITH         ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0

                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            5,461,575 (including 2,000 shares issuable upon exercise of options) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,461,575 (including 2,000 shares issuable upon exercise of options) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.3% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 629377508                                             13G                     Page  5           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Arbitrage Fund, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY          ------ ------------------------------------------------------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               389,310 (including 200,000 shares issuable upon
        WITH                exercise of 4% Convertible Perpetual Preferred
                            Stock) (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0

                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            389,310 (including 200,000 shares issuable upon
                            exercise of 4% Convertible Perpetual Preferred
                            Stock) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           389,310 (including 200,000 shares issuable upon exercise of 4%
           Convertible Perpetual Preferred Stock) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 1% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 629377508                                             13G                     Page  6           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. MultiQuant Fund, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY          ------ ------------------------------------------------------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               4300 (see Item 4)
        WITH         ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0

                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4300 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4300 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 1% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 629377508                                             13G                     Page  7           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY          ------ ------------------------------------------------------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING             5,855,185 (including 2,000 shares issuable upon
       PERSON               exercise of options and 200,000 shares issuable upon
        WITH                exercise of 4% Convertible Perpetual Preferred
                            Stock) (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0

                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER
                            5,855,185 (including 2,000 shares issuable upon
                            exercise of options and 200,000 shares issuable upon
                            exercise of 4% Convertible Perpetual Preferred
                            Stock) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,855,185 (including 2,000 shares issuable upon exercise of options and 200,000 shares issuable upon exercise of 4% Convertible Perpetual
           Preferred Stock) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.7% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(A)                      NAME OF ISSUER:
                               --------------

                               NRG Energy, Inc.

ITEM 1(B)                      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                               -----------------------------------------------

                               211 Carnegie Center
                               Princeton, New Jersey 08540

ITEMS 2(A)                     NAME OF PERSON FILING:

                               This statement is filed by: (i) S.A.C.
                               Capital Advisors, LLC, ("SAC Capital
                               Advisors") with respect to shares of common
                               stock, $.01 par value per share ("Shares")
                               beneficially owned by S.A.C. Capital
                               Associates, LLC ("SAC Capital Associates"),
                               S.A.C. Arbitrage Fund, LLC ("SAC Arbitrage")
                               and S.A.C. MultiQuant Fund, LLC ("SAC
                               MultiQuant"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates, SAC Arbitrage and SAC MultiQuant;
                               (iii) SAC Capital Associates with respect to
                               Shares beneficially owned by it; (iv) SAC
                               Arbitrage with respect to Shares beneficially owned by it; (v) SAC MultiQuant with respect to Shares beneficially owned by it; and (vi) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC Arbitrage and SAC MultiQuant.


ITEM 2(B)                      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                               The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) SAC Capital Associates, SAC Arbitrage and SAC MultiQuant is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

ITEM 2(C)                      CITIZENSHIP:

                               SAC Capital Advisors and SAC Capital
                               Management are Delaware limited liability companies. SAC Capital Associates, SAC Arbitrage and SAC MultiQuant are Anguillan limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(D)                      TITLE OF CLASS OF SECURITIES:

                               Common Stock, par value $0.01 per share

ITEM 2(E)                      CUSIP NUMBER:

                               629377508

ITEM 3                         Not Applicable

ITEM 4                         OWNERSHIP:

                               The percentages used herein are calculated based upon the Shares issued and outstanding as of December 3, 2004, as reported on the Issuer's annual report on Form 10-K/A filed with the Securities and Exchange Commission by the Issuer for the fiscal year ended December 31, 2003 and taking into account the repurchase by the Issuer of 13 million Shares in a transaction reported on the Issuer's Form 8-K filed on December 21, 2004 filed with the Securities and Exchange Commission by the Issuer.

                               As of the close of business on December 27, 2004:

                               1. S.A.C. Capital Advisors, LLC
                               (a) Amount beneficially owned: 5,855,185
                               (including 2,000 shares issuable upon
                               exercise of options and 200,000 shares
                               issuable upon exercise of 4% Convertible
                               Perpetual Preferred Stock)
                               (b) Percent of class: 6.7%
                               (c)(i) Sole power to vote or direct the
                               vote: -0-
                               (ii) Shared power to vote or direct the vote:
                               5,855,185 (including 2,000 shares issuable upon exercise of options and 200,000 shares issuable upon exercise of 4% Convertible Perpetual Preferred Stock)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 5,855,185 (including 2,000 shares issuable upon exercise of options and 200,000 shares issuable upon exercise of 4% Convertible Perpetual Preferred Stock)

                               2. S.A.C. Capital Management, LLC
                               (a) Amount beneficially owned: 5,855,185
                               (including 2,000 shares issuable upon
                               exercise of options and 200,000 shares
                               issuable upon exercise of 4% Convertible
                               Perpetual Preferred Stock)
                               (b) Percent of class: 6.7%
                               (c)(i) Sole power to vote or direct the vote: -0-
                               (ii) Shared power to vote or direct the vote:
                               5,855,185 (including 2,000 shares issuable upon exercise of options and 200,000 shares issuable upon exercise of 4% Convertible Perpetual Preferred Stock)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 5,855,185 (including 2,000 shares issuable upon exercise of options and 200,000 shares issuable upon exercise of 4% Convertible Perpetual Preferred Stock)

                               3. S.A.C. Capital Associates, LLC
                               (a) Amount beneficially owned: 5,461,575
                               (including 2,000 shares issuable upon
                               exercise of options)
                               (b) Percent of class: 6.3%
                               (c)(i) Sole power to vote or direct the vote: -0-
                               (ii) Shared power to vote or direct the vote:
                               5,461,575 (including 2,000 shares issuable upon exercise of options)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 5,461,575 (including 2,000 shares issuable upon exercise of options).

                               4. S.A.C. Arbitrage Fund, LLC
                               (a) Amount beneficially owned: 389,310
                               (including 200,000 shares issuable upon
                               exercise of 4% Convertible Perpetual
                               Preferred Stock)
                               (b) Percent of class: Less than 1%
                               (c)(i) Sole power to vote or direct the vote: -0-
                               (ii) Shared power to vote or direct the vote:
                               389,310 (including 200,000 shares issuable upon exercise of 4% Convertible Perpetual Preferred Stock)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 389,310 (including 200,000 shares issuable upon exercise of 4% Convertible Perpetual Preferred Stock)

                               5. S.A.C. MultiQuant Fund, LLC
                               (a) Amount beneficially owned: 4300
                               (b) Percent of class: Less than 1%
                               (c)(i) Sole power to vote or direct the vote: -0-
                               (ii) Shared power to vote or direct the vote:
                               4300
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 4300

                               6. Steven A. Cohen
                               (a) Amount beneficially owned: 5,855,185
                               (including 2,000 shares issuable upon
                               exercise of options and 200,000 shares
                               issuable upon exercise of 4% Convertible
                               Perpetual Preferred Stock)
                               (b) Percent of class: 6.7%
                               (c)(i) Sole power to vote or direct the vote: -0-
                               (ii) Shared power to vote or direct the vote:
                               5,855,185 (including 2,000 shares issuable upon exercise of options and 200,000 shares issuable upon exercise of 4% Convertible Perpetual Preferred Stock)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 5,855,185 (including 2,000 shares issuable upon exercise of options and 200,000 shares issuable upon exercise of 4% Convertible Perpetual Preferred Stock)

                               SAC Capital Advisors, SAC Capital
                               Management, and Mr. Cohen own directly no Shares or securities convertible into Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates, SAC Arbitrage and SAC MultiQuant. Mr. Cohen controls both SAC Capital Advisors and SAC Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of SAC Advisors, SAC Management and Mr. Cohen may be deemed to own beneficially 5,855,185 Shares (including 2,000 shares issuable upon exercise of options and 200,000 shares issuable upon exercise of 4%Convertible Perpetual Preferred Stock) (constituting approximately 6.7% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.


ITEM 5                         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                               --------------------------------------------

                               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6                         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                               ANOTHER PERSON:
                               ------------------------------------------------

                               Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
                               --------------------------------------------

                               Not Applicable

ITEM 8                         IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                               OF THE GROUP:
                               ---------------------------------------------

                               Not Applicable

ITEM 9                         NOTICE OF DISSOLUTION OF GROUP:
                               ------------------------------

                               Not Applicable


ITEM 10                        CERTIFICATION:
                               -------------

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 27, 2004

S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. ARBITRAGE FUND, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. MULTIQUANT FUND, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person

STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


                               Page 14 of 14 Pages